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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No's. 333-1872, 333-3164 and 333-71993) pertaining to the 1995 Stock
Option Plan, as amended, the Employee Stock Purchase Plan, and the 1995 Non-Employee Directors' Stock Option Plan of CyberCash, Inc., (ii) the Registration Statement (Form S-8 No. 333-51649) relating to the 1995 Stock Option Plan of ICVerify, Inc., (iii) the Registration Statement (Form S-8 No. 333-71709) relating to the 1999 Restricted Stock Plan of CyberCash, Inc., (iv) the Registration Statement (Form S-3 No. 333-34303) relating to the Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, and (v) the Registration Statement (Form S-3 No. 333-46965) relating to the Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock, the Common Stock issuable upon exercise of the Investment Options issued contemparaneously with the Series D Preferred Stock, (vi) the Registration Statement (Form S-3 No. 333-51495) relating to the Common Stock issued in consideration of the outstanding stock of ICVerify, Inc., and (vii) the Registration Statement (Form S-3 No. 333-71895) relating to Common Stock issued and common stock issuable upon exercise of warrants issued by the Company, of our reports dated January 26, 1999, with respect to the consolidated financial statements and schedule of CyberCash, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1998.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 30, 1999